UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
TO RULE 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
PURSUANT TO RULE 13d-2(b)

(AMENDMENT NO. 5)*

Insmed Inc.
(Name of Issuer)

Common Stock
(Title of Class of Securities)

457669307
(CUSIP Number)

December 31, 2019
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

       [ X ] Rule 13d-1(b)
       [     ] Rule 13d-1(c)
       [     ] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section
 18 of the Securities Exchange Act of 1934
 ("Act") or otherwise subject to the
liabilities of that section of the Act
 but shall be subject to all other
provisions of the Act
(however, see the Notes).


CUSIP No. 457669307

13G

Page 2 of 10 Pages

1.
NAMES OF REPORTING PERSONS OR
I.R.S. IDENTIFICATION NOS. OF
ABOVE PERSONS (ENTITIES ONLY)

Patrick Lee, MD

2.
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(see instructions)

(a) [    ]
(b) [ x ]
3.
SEC USE ONLY


4.
CITIZENSHIP OR PLACE OF ORGANIZATION
USA


NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH
5.
SOLE VOTING POWER

 0

6.
SHARED VOTING POWER

6,848,760

7.
SOLE DISPOSITIVE POWER

 0

8.
SHARED DISPOSITIVE POWER

 6,848,760

9.
AGGREGATE AMOUNT BENEFICIALLY OWNED BY
EACH REPORTING PERSON

 6,848,760

10.
CHECK IF THE AGGREGATE AMOUNT IN ROW
(9) EXCLUDES CERTAIN SHARES
(see instructions) [  ]


11.
PERCENT OF CLASS REPRESENTED
BY AMOUNT IN ROW (9)

  7.67%

12.
TYPE OF REPORTING PERSON
 (see instructions)

 IN, HC







CUSIP No. 457669307

13G

Page 3 of 10 Pages

1.
NAMES OF REPORTING PERSONS OR
I.R.S. IDENTIFICATION NOS. OF
ABOVE PERSONS (ENTITIES ONLY)

Anthony Joonkyoo Yun, MD

2.
CHECK THE APPROPRIATE BOX IF
A MEMBER OF A GROUP
(see instructions)

(a) [    ]
(b) [ x ]
3.
SEC USE ONLY


4.
CITIZENSHIP OR PLACE OF ORGANIZATION
 USA


NUMBER OF SHARES BENEFICIALLY OWNED
BY EACH REPORTING PERSON WITH
5.
SOLE VOTING POWER

 0

6.
SHARED VOTING POWER

6,848,760

7.
SOLE DISPOSITIVE POWER

 0

8.
SHARED DISPOSITIVE POWER

6,848,760

9.
AGGREGATE AMOUNT BENEFICIALLY
OWNED BY EACH REPORTING PERSON

6,848,760

10.
CHECK IF THE AGGREGATE AMOUNT
IN ROW (9) EXCLUDES CERTAIN SHARES
(see instructions) [  ]


11.
PERCENT OF CLASS REPRESENTED
BY AMOUNT IN ROW (9)

7.67%

12.
TYPE OF REPORTING PERSON (see instructions)

 IN, HC









CUSIP No. 457669307

13G

Page 4 of 10 Pages

1.
NAMES OF REPORTING PERSONS OR
I.R.S. IDENTIFICATION NOS. OF
ABOVE PERSONS (ENTITIES ONLY)

Palo Alto Investors LP

2.
CHECK THE APPROPRIATE BOX
IF A MEMBER OF A GROUP
(see instructions)

(a) [    ]
(b) [ x ]
3.
SEC USE ONLY


4.
CITIZENSHIP OR PLACE OF ORGANIZATION
California


NUMBER OF SHARES BENEFICIALLY
 OWNED BY EACH REPORTING PERSON
 WITH
5.
SOLE VOTING POWER

 0

6.
SHARED VOTING POWER

6,848,760

7.
SOLE DISPOSITIVE POWER

 0

8.
SHARED DISPOSITIVE POWER

 6,848,760

9.
AGGREGATE AMOUNT BENEFICIALLY
OWNED BY EACH REPORTING PERSON

 6,848,760

10.
CHECK IF THE AGGREGATE AMOUNT
IN ROW (9) EXCLUDES CERTAIN SHARES
(see instructions) [  ]


11.
PERCENT OF CLASS REPRESENTED
BY AMOUNT IN ROW (9)

  7.67%

12.
TYPE OF REPORTING PERSON
 (see instructions)

 OO, IA







CUSIP No. 457669307

13G

Page 5 of 10 Pages

1.
NAMES OF REPORTING PERSONS OR
I.R.S. IDENTIFICATION NOS.
OF ABOVE PERSONS (ENTITIES ONLY)

PAI LLC

2.
CHECK THE APPROPRIATE
 BOX IF A MEMBER OF A GROUP
(see instructions)

(a) [    ]
(b) [ x ]
3.
SEC USE ONLY


4.
CITIZENSHIP OR PLACE
 OF ORGANIZATION
California


NUMBER OF SHARES BENEFICIALLY
 OWNED BY EACH REPORTING PERSON WITH
5.
SOLE VOTING POWER

 0

6.
SHARED VOTING POWER

6,848,760

7.
SOLE DISPOSITIVE POWER

 0

8.
SHARED DISPOSITIVE POWER

 6,848,760

9.
AGGREGATE AMOUNT BENEFICIALLY
 OWNED BY EACH REPORTING PERSON

 6,848,760

10.
CHECK IF THE AGGREGATE
AMOUNT IN ROW (9) EXCLUDES
 CERTAIN SHARES
(see instructions) [  ]


11.
PERCENT OF CLASS
REPRESENTED BY AMOUNT
 IN ROW (9)

 7.67%

12.
TYPE OF REPORTING
PERSON (see instructions)

 OO, IA







CUSIP No. 457669307

13G

Page 6 of 10 Pages

Item 1.

(a)
Name of Issuer


Insmed Inc.




(b)
Address of Issuers Principal
Executive Offices

700 US Highway 202/206,
Bridgewater, NJ 08807

Item 2.

(a)
Name of Person Filing

Palo Alto Investors LP (PAI)
PAI LLC (PAI GP)
Patrick Lee, MD
Anthony Joonkyoo Yun, MD

(collectively, the "Filers").




(b)
The address of the principal place
 of the Filers is located at:

470 University Avenue, Palo
 Alto, CA 94301






(c)
 For citizenship of Filers, see
Item 4 of the cover sheet for each Filer.





(d)
Title of Class of Securities

Common Stock




(e)
CUSIP Number

457669307

Item 3. If this statement is filed
pursuant to 240.13d-1(b) or
 240.13d-2(b) or (c), check whether the person filing is a:


(a)
[  ]
Broker or dealer registered
under section 15 of the Act
 (15 U.S.C. 78o).





(b)
[  ]
Bank as defined in section 3(a)(6)
 of the Act (15 U.S.C. 78c).





(c)
[  ]
Insurance company as defined in
section 3(a)(19) of the Act (15 U.S.C. 78c).







(d)
[  ]
Investment company registered
under section 8 of the Investment
Company Act of 1940 (15 U.S.C. 80a-8).


(e)
[x]
An investment adviser in accordance
with 240.13d-1(b)(1)(ii)(E); (as to PAI)











(f)
[  ]
An employee benefit plan or endowment fund in accordance with 240.13d-1(b)(1)(ii)(F);


CUSIP No. 457669307

13G

Page 7 of 10 Pages








(g)
[x]
A parent holding company or
control person in accordance
with 240.13d-1(b)(1)(ii)(G);
(as to Dr. Lee and Dr. Yun).





(h)
[  ]
A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);





(i)
[  ]
A church plan that is excluded from
 the definition of an investment
 company under section 3(c)(14)
of the Investment Company Act of
1940 (15 U.S.C. 80a-3);





(j)
[  ]
Group, in accordance with
240.13d-1(b)(1)(ii)(J).



CUSIP No. 457669307

13G

Page 8 of 10 Pages

Item 4. Ownership.

See Items 5-9 and 11 of the cover page for each Filer. The number of shares held by the Filers includes (1) Common Stock that they hold directly and (2) Common Stock that they may acquire on conversion of shares of the Companys Series A Convertible Preferred
Stock (Series A Preferred) that they hold.

Item 5. Ownership of Five Percent or Less of a Class.

N/A

Item 6. Ownership of More than Five Percent on
Behalf of Another Person.

PAI is a registered investment adviser and investment adviser of investment limited partnerships, and is the investment adviser to other investment funds. PAI GP is the general partner of investment limited partnerships. PAIs clients have the
right to receive or the power to direct
the receipt of dividends from, or
the proceeds from the sale of, the Stock.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security
Being Reported on By the Parent Holding Company.

N/A

Item 8. Identification and Classification of Members of the Group.

Dr. Lee and Dr. Yun co-manage PAI. The Filers are filing this Schedule 13G jointly, but not as members of a group, and each of them expressly disclaims membership in a group. Each Filer disclaims beneficial ownership of the Stock except to the extent of that Filers pecuniary interest therein.


Item 9. Notice of Dissolution of Group.

N/A




CUSIP No. 457669307

13G

Page 9 of 10 Pages

Item 10. Certification.

By signing below I certify that,
to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held
in connection with or as a
participant in any transaction
 having that purpose or effect.

Exhibits.

Exhibit A Joint Filing Agreement.


SIGNATURE

After reasonable inquiry and to
the best of my knowledge and
belief, I certify that the
information set forth in
 this statement is true,
complete and correct.

Dated: February 14, 2020



PALO ALTO INVESTORS LP

By: /s/ Angela Nguyen-Dinh,
Chief Compliance Officer

PAI LLC

By: /s/ Patrick Lee, MD

/s/ Patrick Lee, MD


/s/ Anthony Joonkyoo Yun, MD



CUSIP No. 457669307

13G

Page 10 of 10 Pages

EXHIBIT A
AGREEMENT REGARDING JOINT FILING
OF STATEMENT ON SCHEDULE 13D OR 13G

The undersigned agree to file jointly
 with the Securities and Exchange
 Commission (the "SEC") any and all
statements on Schedule 13D or Schedule
 13G (and any amendments or supplements
 thereto) required under section 13(d)
of the Securities Exchange Act of 1934,
as amended, in connection with purchases and sales by the undersigned of the securities of any issuer until such
 time as the undersigned file with
 the SEC a statement terminating
this Agreement Regarding Joint Filing of
Statement on Schedule 13D or 13G.
 For that purpose, the undersigned
hereby constitute and appoint Palo Alto
 Investors, LP, a California limited
 partnership, as their true and lawful
agent and attorney-in-fact, with full
 power and authority for and on behalf
 of the undersigned to prepare or
cause to be prepared, sign, file
with the SEC and furnish to any other
person all certificates, instruments,
agreements and documents necessary
to comply with section 13(d) and
section 16(a) of the Securities
Exchange Act of 1934, as amended,
in connection with said purchases
and sales, and to do and perform
every act necessary and proper
to be done incident to the exercise of
 the foregoing power, as fully as
the undersigned might or could do
if personally present, until such
time as the undersigned file with
the SEC a statement terminating
this Agreement Regarding Joint
Filing of Statement on Schedule
13D or 13G.

Dated: February 14, 2020


PALO ALTO INVESTORS LP

By: /s/ Angela Nguyen-Dinh,
Chief Compliance Officer

PAI LLC

By: /s/ Patrick Lee, MD


/s/ Patrick Lee, MD


/s/ Anthony Joonkyoo Yun, MD